Exhibit 10.13

EXECUTIVE CHANGE OF CONTROL/SEVERANCE AGREEMENT

This Change of Control/Severance Agreement (the “Agreement”) is made as of October      2007, by and between LookSmart Ltd., a Delaware corporation (the “Company), and              (the “Executive”).

WHEREAS, the Company considers it essential to foster the continued employment of its executive personnel, and the Company has determined that appropriate steps should be taken to foster such continued employment by setting forth the benefits and compensation to be awarded to such personnel in the event of a voluntary or involuntary termination within the meaning of this Agreement;

WHEREAS, the Company further recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among its executives may result in the departure or distraction of executive personnel to the detriment of the Company, and the Company has further determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s executives, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, it is in the best interests of the Company that its executives, including the Executive, be reasonably secure in their employment and position with the Company, so that they can exercise independent judgment as to the best interests of the Company and its shareholders without distraction by any personal uncertainties or risks regarding the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

As used in this agreement, “cause” shall mean that the Executive:

•

is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his or her employment, or commits any unlawful act of personal dishonesty resulting in personal enrichment in respect of his or her relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•

fails to consistently perform his or her material duties to the Company in good faith and to the best of his or her ability; provided, however, that the Company shall not be permitted to terminate the Executive pursuant to this clause unless it has first provided the Executive with written notice and an opportunity to cure such failure;

•	willfully disregards or fails to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his or her ability to perform his or her duties and obligations to the Company;

•	commits any material violation of any state or federal law relating to the workplace environment.

As used in this agreement, “good reason” shall mean that the Executive voluntarily ceases employment with the Company due to (i) a significant change or reduction in his or her job duties or a reduction in his or her cash compensation of more than 10%, or (ii) a change in his or her job location of more than 50 miles from its previous location.

2. Accelerated Vesting

If during the term of the Executive’s employment by the Company, there is a “Change of Control” event and (1) he or she is terminated without “cause” by the surviving corporation within twelve months after the Change of Control, or (2) he or she voluntarily resigns for “good reason” within twelve months after the Change of Control, then upon such termination or resignation all of the Executive’s unvested option shares under his or her then-outstanding option grants shall vest and become immediately exercisable.

3. Severance

If the Executive is terminated without “cause” or voluntarily resigns for “good reason” (each as defined above), whether or not related to a Change of Control, the Company will provide the Executive with a severance package consisting of [__] months of his or her then-current base salary

and [    ]% of his or her annual cash incentive compensation (at 100% of “plan”). In such case, the severance payment will be payable in one lump sum within five (5) business days of the termination, provided that the Executive executes a mutually agreeable separation and release agreement in connection with his or her employment and termination. The Company shall have the right to withhold any and all local, state and federal taxes which may be withheld in accordance with applicable law.

4. Section 409A

It is the intent of the parties that the benefits provided under this Agreement, including all severance payments, incentive compensation, and all other cash, equity, and other benefits, shall not be deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything to the contrary in this Letter Agreement, if the Executive is a “specified employee” within the meaning of Section 409A and the final regulations and any guidance promulgated thereunder at the time of his or her termination, and the severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following the Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following the Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The Executive and the Company agree to work together in good faith to consider amendments to this Letter Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

“Section 409A Limit” shall mean the lesser of two (2) times: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Company’s taxable year preceding the Company’s taxable year of the Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

5. Settlement of Disputes; Arbitration

The Executive and the Company agree that all such disputes regarding this Agreement shall be settled by binding arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review. The Company will pay for any administrative or hearing fees charged by the arbitrator or the arbitrating body except that except that the Executive shall pay the first $125.00 of any filing fees associated with any arbitration initiated by the Executive. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and the Executive involving this Agreement. Accordingly, except as provided for by the Rules, neither the Company nor the Executive will be permitted to pursue court action regarding claims that are subject to arbitration under this Agreement. However, the Executive is not prohibited from pursuing an administrative claim with a local, state or federal administrative body.

6. Other

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts that, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its choice of law provisions. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Nothing in this letter agreement shall be deemed to alter the “at will” nature of the Executive’s employment by the Company. Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program, or agreement to which Executive is a party.

AGREED:

LOOKSMART, LTD.	EXECUTIVE

By:	By:
Name:	Name:
Title:	Title: